Exhibit (d)(4)

Liberty Interactive Corporation

12300 Liberty Boulevard

Englewood, CO 80112

August 10, 2015

zulily, inc.

2601 Elliott Avenue, Suite 200

Seattle, Washington 98121

Attn:                    Mark Vadon

Darrell Cavens

Gentlemen:

We are pleased with the progress of the discussions between Liberty Interactive Corporation (“LIC”) and zulily, inc. (“ZU”) regarding a possible business combination transaction (the “Transaction”). In consideration of the significant effort and expense that has been and will be incurred by LIC in connection with its evaluation of the Transaction, the parties hereto agree as follows:

1.                                      Exclusivity.

(a)                                 During the Exclusive Period (as defined below), ZU agrees not to, and ZU will not authorize or permit Mark Vadon or Darrell Cavens or any of ZU’s subsidiaries to, directly or indirectly through any of ZU’s directors or officers or any of ZU’s agents, representatives, affiliates or any other person or entity acting on its or any ZU subsidiary’s behalf (collectively, its “Representatives”), (i) enter into, or solicit offers, inquiries or proposals for, or respond to any offer, inquiry or proposal to enter into (other than to inform the person making such offer, inquiry or proposal that ZU cannot enter into discussions with such person until the end of the Exclusive Period), any transaction (other than the Transaction) in respect of (A) a sale, transfer, lease or other disposition, directly or indirectly, including through an asset sale, stock sale, merger, plan of reorganization, or similar transaction, of any material portion of ZU or any of its subsidiaries, (B) an issuance of any equity interest of ZU or any of its subsidiaries (including, without limitation, any option, warrant or other right to acquire, or any security convertible into or exercisable or exchangeable for, an equity interest) not otherwise covered by an existing equity compensation plan as of the date hereof or (C) any business combination, whether by merger, consolidation, tender offer, acquisition or otherwise or other transaction that would prevent or materially delay the Transaction (any of the foregoing in this clause (i), a “Competing Transaction”), or (ii) conduct any discussions or negotiations, or enter into any agreement, arrangement or understanding, regarding a Competing Transaction. For purposes of this letter agreement, “Exclusive Period” shall mean the period commencing as of the signing of this letter agreement by the parties hereto and ending on the earlier to occur of: (1) 8:00 am (New York City time) on August 17, 2015; or (2) entry by LIC, ZU and/or any of their respective affiliates into a definitive agreement with respect to the Transaction; provided, however, that if from the signing of this letter agreement by the parties hereto through 8:00 am (New York City time) on August 17, 2015, LIC has not suggested to ZU any adverse change in the proposed price per share payable in the Transaction or other material adverse change to any material terms of the Transaction as contemplated by the definitive acquisition agreement provided to ZU on August 9, 2015 and has been acting in good faith to negotiate and execute a definitive acquisition agreement providing for a Transaction as promptly as practicable, the reference in this sentence to August 17, 2015 shall be deemed to be the earlier of: (xx) August 24, 2015; or (yy) the date on which LIC suggests to ZU any adverse change in the proposed price per share payable in the Transaction or other material adverse change to any material terms of the Transaction as contemplated by the definitive acquisition agreement provided to ZU on August 9, 2015.

(b)                                 ZU agrees to terminate, and will cause its Representatives and all other persons acting on its behalf to terminate, upon execution of this letter agreement, all discussions regarding a Competing Transaction. ZU also agrees to promptly notify LIC if, during the Exclusive Period, it, or any of ZU’s Representatives (including, for the avoidance of doubt, Mark Vadon and Darrell Cavens), receives any offer, inquiry or proposal regarding a Competing Transaction (it being understood, however, that neither ZU nor any of its Representatives are required to provide LIC with the identity of the person making such offer, inquiry or proposal or any of the terms thereof).

2.                                      Nature of Letter Agreement. It is expressly understood and agreed by each party hereto that this letter agreement is not intended to, and does not, constitute an agreement to consummate, or to enter into any binding agreement to consummate, any transaction (including the Transaction).

3.                                      Termination. Unless agreed to in writing by each party hereto, this letter agreement will terminate automatically at the end of the Exclusive Period; provided, that such termination shall not relieve a party hereto from liability hereunder for breach of this letter agreement prior to such termination.

4.                                      Confidentiality and Confidentiality Agreement. The existence of this letter agreement and its contents are subject to the terms of the Confidentiality Agreement, dated as of April 26, 2015, between ZU and LIC (the “Confidentiality Agreement”); provided, however, that each of LIC and ZU agree that during the Exclusive Period, in the event that any terms of the Confidentiality Agreement shall conflict with any terms of this letter agreement, the applicable terms of this letter agreement shall control including, without limitation, the terms of Section 9 of the Confidentiality Agreement.

5.                                      Governing Law; Venue. This letter agreement, and all rights, remedies and obligations of the parties hereunder, shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to principles of conflict of laws. In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this letter agreement or its operations, each of the parties hereto unconditionally accepts the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, or if such court is unavailable, the United States District Court located in the State of Delaware, and in each case, the appellate courts to which orders and judgments thereof may be appealed. In any such judicial proceeding, the parties hereto agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by law, service of process may be made by hand delivery or by nationally recognized courier service or United States Express Mail. EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT.

6.                                      Specific Performance. In the event of a breach or a threatened breach by ZU of its obligations under this letter agreement, LIC, without any requirement to post bond, in addition to being entitled to exercise all rights granted by law, including, without limitation, recovery of damages, will be entitled to specific performance of its rights under this letter agreement. ZU agrees that the provisions of this letter agreement shall be specifically enforceable by LIC, it being agreed by each of the parties hereto that (1) any remedy at law, including monetary damages, for breach of any such provision will be inadequate compensation to LIC for any loss, and (2) any defense in any action for specific performance that a remedy at law would be adequate is hereby waived by ZU.

7.                                      Counterparts; Facsimile Signatures. This letter agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. This letter agreement may be executed by facsimile signatures.

[signature pages follow]

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement, whereupon this letter agreement will constitute our agreement with respect to the subject matter of this letter agreement.

Very truly yours,

Liberty Interactive Corporation

By:	/s/ Richard N. Baer
	Name:	Richard N. Baer
	Title:	Senior Vice President and General
Counsel

CONFIRMED AND AGREED
as of the date first written above:

zulily, inc.

By:	/s/ Deirdre Runnette
	Name:	Deirdre Runnette
	Title:	General Counsel

[Signature Page to Exclusivity Letter]